                                                                       EXHIBIT 2

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION 240.25B-2B OF THE SECURITIES EXCHANGE ACT OF 1934. [*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST AND IS FILED SEPARATELY WITH THE COMMISSION.

                                                                Execution Copy 2


                               LICENSE AGREEMENT


                                    BETWEEN


                       ELAN PHARMACEUTICAL TECHNOLOGIES
                     (a division of Elan Corporation, plc)


                                      AND

                       ELAN PHARMA INTERNATIONAL LIMITED


                                      AND


                         MEDIZYME PHARMACEUTICALS LTD.

                               TABLE OF CONTENTS


 1.  DEFINITIONS...........................................................  1
 2.  ELAN LICENSE TO NEWCO.................................................  7
 3.  INTELLECTUAL PROPERTY.................................................  9
 4.  NON-COMPETITION/AFTER ACQUIRED TECHNOLOGY.............................  9
 5.  FINANCIAL PROVISIONS.................................................. 10
 6.  RIGHT OF INSPECTION AND AUDIT......................................... 12
 7.  REPRESENTATIONS AND WARRANTIES........................................ 13
 8.  TERM AND TERMINATION.................................................. 15
 9.  CONFIDENTIAL INFORMATION.............................................. 17
10.  GOVERNING LAW AND JURISDICTION; ARBITRATION........................... 19
11.  IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE.......................... 21
12.  ASSIGNMENT............................................................ 21
13.  NOTICES............................................................... 21
14.  MISCELLANEOUS......................................................... 23

THIS AGREEMENT made this ___ day of January 2000


between:


(1) Elan Corporation, plc, a public limited company, acting through its division Elan Pharmaceutical Technologies and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland and Elan Pharma International Limited a private limited company incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland; and

(2) Medizyme Pharmaceuticals Ltd., a Bermuda exempted limited liability company incorporated under the laws of Bermuda and having its registered office at Clarendon House, Church St., Hamilton, Bermuda.

 .

                                   RECITALS:
                                   ---------

A. Simultaneously herewith, RPI, Elan, EIS, and Newco (capitalized terms used herein are defined below) are entering into the JDOA for the purpose of recording the terms and conditions of the joint venture and of regulating their relationship with each other and certain aspects of the affairs of, and their dealings with Newco.

B. Newco desires to enter into this Agreement with Elan so as to permit Newco to utilize the Elan Intellectual Property in making, having made, importing, using, offering for sale and selling the Products in the Field in the Territory.

C. Simultaneously herewith Newco and RPI are entering into the RPI License Agreement relating to Newco's use of the RPI Intellectual Property.

     Now, Therefore, the Parties agree as follows:

1.   DEFINITIONS

1.1. In this Agreement unless the context otherwise requires:

     "Affiliate" shall mean any corporation or entity controlling, controlled or under the common control of Elan or RPI, as the case may be. For the purpose of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors. For purposes of this Agreement, Newco is not an Affiliate of Elan or EIS.

     "Agreement" shall mean this license agreement (which expression shall be deemed to include the Recitals and Schedules hereto).

     Angiozyme(TM) shall mean a Ribozyme targeted against vascular endothelial growth factor receptor (VEGF-R).


     "Business Plan" shall have the meaning, as such term is defined in the JDOA.

     "Change of Control of RPI/Newco" shall mean circumstances where:


     (i) a Technological Competitor of Elan shall, directly or indirectly, acquire [ * ] or more of the voting stock of RPI or Newco, or otherwise control or influence in any material respect their management or business or otherwise have entered into any joint venture, collaborative, license or other arrangement with RPI or Newco, as the case may be, to such an extent that such a Technological Competitor of Elan is materially engaged or involved with the business or development of RPI or Newco, as the case may be; or

     (ii) a Strategic Investor shall, directly or indirectly, acquire [ * ] or more of the voting stock of RPI or Newco, or otherwise control or influence in any material respect their management or business, or

     (iii) any person or entity other than a Strategic Investor shall, directly or indirectly, acquire [ * ] or more of the then voting stock of RPI or Newco, or otherwise merge, consolidate or enter into any similar transaction (or binding agreement in respect thereof) with RPI or Newco,

     "Clause 4.1 System" shall mean the (a) the System, (b) Elan's bolus drug delivery system having a drug reservoir volume of up to 1 ml. and a delivery rate of between 1 second and 1 hour, and (c) Elan's basal drug delivery system, which is an ambulatory subcutaneous infusion drug delivery system and is capable of delivering factory pre-programmed continuous amounts combined with incremental amounts of drug upon activation, either manually or automatically, as set forth in Schedule 1A of this Agreement.

     "Confidential Information" shall have the meaning, as such term is defined in Clause 9.

     "Definitive Documents" shall mean the definitive agreements relating to the transactions including finance, stock purchase, research and license agreements.

     "EIS" shall mean Elan International Services, Limited, a Bermuda exempted limited liability company incorporated under the laws of Bermuda and having its registered office at St James Court, Flatts, Smiths, FL04 Bermuda.

     "Elan" shall mean Elan, plc and EPIL, and their respective successors and permitted assigns.

     "Elan, plc" shall mean Elan Corporation, plc, a public limited company incorporated under the laws of Ireland acting through its division Elan Pharmaceutical Technologies.

     "Effective Date" shall mean the date of this Agreement.

     "Elan Improvements" shall mean any enhancement or improvement relating to the System, developed (i) by Elan whether or not pursuant to the Project,
     (ii) by Newco or RPI or by a third party (under contract with Newco) pursuant to the Project, and/or (iii) jointly by any combination of Elan, RPI or Newco pursuant to the Project, except as limited by agreements with third parties.

     Subject to third party agreements, Elan Improvements shall constitute part of Elan Intellectual Property and be included in the license of the Elan Intellectual Property pursuant to Clause 2.1 solely for the purposes set forth therein. If the inclusion of a Elan Improvement in the license of Elan Intellectual Property is restricted or limited by a third party agreement, Elan shall use reasonable commercial efforts to minimize any such restriction or limitation.

     "Elan Intellectual Property" shall mean the Elan Know-How, the Elan Patents and the Elan Improvements. For the avoidance of doubt, Elan Intellectual Property shall exclude inventions, patents and know-how owned, licensed or controlled by [ * ], and by all Affiliates or subsidiaries (present or future) of Elan, plc within the division of Elan, plc carrying on business as Elan Pharmaceuticals which incorporates, inter alia, EPIL (to the extent that EPIL is the owner of patents, know-how or other intellectual property or technology invented and/or developed within the division of Elan, plc carrying on business as Elan Pharmaceuticals), [ * }Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited.

     "Elan Know-How" shall mean any and all rights owned, licensed or controlled by Elan to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), technique, process, procedure, system, formulation or design relating to the System that is not generally known to the public.

     "Elan License" shall have the meaning set forth in Clause 2.1 hereof.

     "Elan Patents" shall mean any and all patents and patent applications as set forth in Schedule 1, and all rights therein, and including all extensions, continuations, continuations-in-part, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts thereto owned by or licensed to Elan containing claims relating to the System.

     "Elan Research License" shall have the meaning set forth in Clause 2.2 hereof.

     "EPIL" shall mean Elan Pharma International Limited a private limited company incorporated under the laws of Ireland.

     "Existing RPI License Agreements" shall have the meaning as such term is defined in the RPI License Agreement.

     "Field" shall mean the [ * ]the Target Ribozyme using the System for the down regulation of HER-2.

     "Financial Year" shall mean each year commencing on 1 January (or in the case of the first Financial Year, the Effective Date) and expiring on 31 December of each year.

     "HER-2" shall mean Human Epidermal Growth Factor Receptor Type 2.

     "In Market" shall mean the sale of the Product in the Territory by Newco or its Affiliates, or where applicable by a permitted sub-licensee, to an unaffiliated third party, such as (i) the end-user consumer of the Product
     (ii) a wholesaler, managed care organization, hospital or pharmacy or other third party who effects the final commercial sale to the end-user consumer of the Product, and shall exclude the transfer pricing of the Product(s) by Newco to an Affiliate or a sub-licensee.

     "JDOA" shall mean that certain Joint Development and Operating Agreement, of even date herewith, by and between Elan, RPI, EIS and Newco.

     "Licensed Technologies" shall mean the Elan Intellectual Property and the RPI Intellectual Property.

     "Licenses" shall mean the Elan License, the Elan Research License and the RPI License.

     "Management Committee" shall have the meaning, as such term is defined in the JDOA.

     "Net Sales" shall mean that sum determined by deducting the following deductions from the aggregate gross In Market sales proceeds billed for the Products by Newco or its Affiliate or a permitted sub-licensee, as the case may be:

       (i) transportation charges or allowances, if any, included in such price;

       (ii) trade, quantity or cash discounts, broker's or agent's commissions, if any, allowed or paid;

       (iii) credits or allowances, if any, given or made on account of price adjustments, returns, promotional discounts, rebates and any and all federal, state or local government rebates whether in existence now or enacted at any time during the term of the Licenses; and

       (iv) any tax, excise or governmental charge upon or measured by the sale, transportation, delivery or use of the Products.

     "Newco" shall mean Medizyme Pharmaceuticals Ltd., Bermuda exempted limited liability company incorporated under the laws of Bermuda.

     "Newco Intellectual Property" shall mean the Newco Patents and the Newco Know- How.

     "Newco Know-How" shall mean any and all rights owned, licensed or controlled by Newco to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), technique, process, procedure, system, formulation or design that is not generally known to the public arising out of the conduct of the Project by any person that does not constitute Elan Improvements or RPI Improvements.

     "Newco Patents" shall mean any and all patents and patent applications arising out of the conduct of the Project by any person that does not constitute Elan Improvements or RPI Improvements and all rights therein, and including all extensions, continuations, continuations-in-part, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts thereto owned or licensed to Newco.

     "Oligonucleotide" shall mean a [ * ] non-protein, non-peptide encoding nucleic acid molecule including those with stem loop structures used as a human therapeutic and/or prophylactic compound comprising between [ * ] including oligonucleotide analogs which may include natural or non-natural heterocycles, sugars and/or backbone linkage modifications, capable of specifically inhibiting the function, activity or expression of a gene. For the purposes hereof Oligonucleotide (a) shall include [ * ], and (b) shall exclude polymers in which the linkages are [ * ] but shall not exclude
     [ * ]

     "Party" shall mean Elan or Newco, as the case may be, and "Parties" shall mean Elan and Newco.

     "Product(s)" shall mean the pharmaceutical formulation incorporating the Target Ribozyme and incorporated within or packaged with the System.

     "Project" shall mean all activities as undertaken by Elan, RPI and Newco in order to develop the Products.

     "R&D Committee" shall have the meaning, as such term is defined in the JDOA.

     "R&D Plan" shall have the meaning, as such term is defined in the JDOA.

     "R&D Program" shall mean any research and development program commenced by Newco pursuant to the Project.

     "Ribozyme" shall mean an [ * ] which is directed to inhibit, by catalytic cleavage, the translation of mRNA coding for a gene. For the avoidance of doubt, Ribozyme does not include [ * ]

     "RPI" shall mean Ribozyme Pharmaceuticals, Inc., a Delaware corporation and its Affiliates, excluding Newco.

     "RPI Improvements" shall have the meaning, as such term is defined in the RPI License Agreement.

     "RPI Intellectual Property" shall mean the RPI Know-How, the RPI Patents and the RPI Improvements, as such terms are defined in the RPI License Agreement.

     "RPI Know-How" shall have the meaning, as such term is defined in the RPI License Agreement.

     "RPI License" shall mean have the meaning set forth in Clause 2.1 of the RPI License Agreement.

     "RPI License Agreement" shall mean that certain license agreement, of even date herewith, entered into between RPI and Newco.

     "RPI Patents" shall have the meaning, as such term is defined in the RPI License Agreement.

     "Strategic Investor" shall mean a company, corporation or person investing in RPI or Newco for strategic purposes as evidenced by, inter alia, and shall exclude financial institutions but not any of their direct or indirect assignees or transferees that are not financial institutions.

     "Substitute Ribozyme" shall have the meaning set forth in Clause 2.2 of the JDOA.

     "Substitute Target" shall have the meaning set forth in Clause 2.2 of the JDOA.

     "System" shall mean an ambulatory drug delivery system for direct attachment to the body of a patient having a flexible diaphragm drug reservoir, which is capable of delivering factory pre-programmed continuous amounts of drug upon activation as disclosed and described in the Elan Patents set forth in Schedule 1 attached hereto.

     "Target Ribozyme" shall mean a Ribozyme directed to HER-2 unless and until a [ * ] directed to a [ * ] is designated to be the subject of the Project pursuant to the designation of a [ * ] and [ * ] under the provisions of Clause 2.2 of the JDOA, in which case the term [ * ] shall mean such designated [ * ] directed to the [ * ]

     "Technological Competitor of Elan" shall mean a company, corporation or person listed in Schedule 2 and successors thereof or any additional broad-based technological competitor of Elan added to such Schedule from time to time upon mutual agreement of the Parties.

     "Term" shall have the meaning set forth in Clause 8.

     "Territory" shall mean all the countries of the world.

     "United States Dollar" and "US$" shall mean the lawful currency for the time being of the United States of America.

1.2. In this Agreement:

     1.2.1 The singular includes the plural and vice versa, and the masculine includes the feminine and vice versa and the neuter includes the masculine and the feminine.

     1.2.2 Any reference to a Clause or Schedule shall, unless otherwise specifically provided, be to a Clause or Schedule of this Agreement.

     1.2.3 The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

2.   ELAN LICENSE TO NEWCO

2.1. Elan hereby grants to Newco for the Term an exclusive license (including the limited right to grant sublicenses under Clause 2.6 below) (the "Elan License") to the Elan Intellectual Property to make, have made, import, use, offer for sale and sell the Products in the Field in the Territory, subject to any contractual obligations that Elan has as of the Effective Date, including but not limited to the Development License and Supply Agreement dated [ * ], and the Manufacturing Agreement dated [ * ] among [ * ]

2.2 Elan hereby grants to Newco for a period of [ * ] from the Effective Date a nonexclusive license (including the limited right to grant sublicenses under Clause 2.6 below) (the "Elan Research License") to the Elan Intellectual Property solely to use the System for research and to perform clinical investigations to determine the commercial viability of the continuous subcutaneous administration of Angiozyme(TM) using the System, subject to any contractual obligations that Elan has as of the Effective Date, including but not limited to the Development License and Supply Agreement dated [ * ] and the Manufacturing Agreement dated [ * ]. Newco shall provide to the R&D Committee periodic reports not less frequently than quarterly with respect to the progress of the research and clinical investigations set forth herein. If Newco or its permitted sublicensee is not actively engaged in the performance of such research and clinical investigations and such failure is not cured within ninety (90) days written notice thereof from Elan to Newco, or if Elan in its reasonable good faith judgement after consultation with RPI determines that the continuous subcutaneous administration of Angiozyme(TM) using the System is not commercially viable, then Elan may terminate the Elan Research License upon thirty (30) days written notice to Newco.

     The Parties acknowledge that the provisions relating to the commercialization of the continuous subcutaneous administration of Angiozyme(TM) using the System are set forth in Clause 7.2 of the JDOA.

2.3 [ * ] shall be responsible for payments related to the financial provisions and obligations of any third party agreement with respect to the Elan Intellectual Property to which it is a party on the Effective Date (including amendments thereto) (the "Elan Effective Date Agreements"), including without limitation, any royalty or other compensation obligations triggered thereunder on the Effective Date, or triggered thereunder after the Effective Date. Elan hereby confirms that no obligations are in effect on the date hereof between Elan and an unaffiliated third party relating to the System for use in the Field.

     For the avoidance of doubt, royalties, milestones or other payments which arise from the process of the commercialization or exploitation of products under the Elan Effective Date Agreements (for example, a milestone payment payable upon successful completion of Phase II clinical trials, the filing of an NDA application, obtaining NDA approval, or first commercial sale) shall be payments for which Elan will be responsible under this Clause 2.3.

2.4 To the extent royalty or other compensation obligations that are payable to third parties with respect to the Elan Intellectual Property would be triggered after the Effective Date, under any third party agreement entered into by Elan after the Effective Date (the "Elan Post-Effective Date Agreements"), by a proposed use of such Elan Intellectual Property in connection with the Project, Elan will inform Newco of such royalty or compensation obligations. If Newco agrees to utilize such Elan Intellectual Property in connection with the Project, Newco will be responsible for the payment of such royalty or other compensation obligations relating thereto.

     For the avoidance of doubt, royalties, milestones or other payments which arise from the process of the commercialization or exploitation of products under the Elan Post-Effective Date Agreements (for example, a milestone payment payable upon successful completion of Phase II clinical trials, the filing of an NDA application, obtaining NDA approval, or first commercial sale) shall be payments for which Newco will be responsible under this Clause 2.4.

     RPI shall be a third party beneficiary under this Agreement and shall have the right to cause Newco to enforce Newco's rights under this Agreement against Elan.

2.5 Notwithstanding anything contained in this Agreement to the contrary, Elan shall have the right outside the Field and subject to the non-competition provisions of Clause 4 to exploit and grant licenses and sublicenses of the Elan Intellectual Property.

     For the avoidance of doubt, Newco shall have no right to use the Elan Intellectual Property outside the Field.

2.6 Newco shall not assign any of its rights under the Elan License and Elan Research License relating to the Elan Intellectual Property without the prior written consent of Elan and RPI.

     Newco shall not sublicense any of its rights under the Elan License and Elan Research License relating to the Elan Intellectual Property without the prior written consent of Elan and RPI, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of Elan may be withheld in Elan's sole discretion in the case of a proposed sublicense of such rights to a Technological Competitor of Elan.

2.7 Any agreement between Newco and any permitted third party for the development or exploitation of the Elan Intellectual Property shall require such third party to maintain the confidentiality of all information concerning the Elan Intellectual Property.

     Insofar as the obligations owed by Newco to Elan are concerned, Newco shall remain responsible for all acts and omissions of any permitted sub-licensee, including RPI, as if they were acts and omissions by Newco.

3.   INTELLECTUAL PROPERTY

3.1  Ownership of Intellectual Property:
     -----------------------------------

     3.1.1  Newco shall own the Newco Intellectual Property.

     3.1.2  Elan shall own the Elan Intellectual Property.

4.   NON-COMPETITION/AFTER ACQUIRED TECHNOLOGY

4.1 Subject to Clause 4.4, during the Term, Elan, alone or in conjunction with a third party, shall not develop or commercialize the [ * ], subject to the current provisions of (a) the Development, License and Supply Agreement dated [ * ], (b) the Subscription, Joint Development and Operating Agreement, dated [ * ], between Elan, plc, EIS, [ * ], (c) the License Agreement, dated [ * ], (d) the Subscription, Joint Development and Operating Agreement, dated [ * ]., and (e) the License Agreement, dated as of [ * ] and the transactions currently contemplated thereby.

4.2  Notwithstanding anything to the contrary contained herein,

     (a) the provisions of Clause 4.1 shall not restrict or prohibit Elan from developing and commercializing the subcutaneous administration of the following using the Clause 4.1 System:

          (i)  [ * ], and

          (ii) [ * ]

     (b) the provisions of Clause 4.1 shall only act as a restriction upon Affiliates and subsidiaries of Elan, plc carrying on business as Elan Pharmaceutical Technologies and shall not act as a restriction upon, nor in any way affect, Affiliates and subsidiaries (present or future) within the division of Elan, plc carrying on business as Elan Pharmaceuticals which incorporates, inter alia, EPIL (to the extent that EPIL is the owner of patents, know-how or other intellectual property or technology invented and/or developed within the division of Elan, plc carrying on business as Elan Pharmaceuticals), Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited.

4.3. If after the Effective Date Elan acquires know-how or patent rights from a third party relating to the System, or if Elan acquires or merges with a third party entity that owns or has license rights to know-how or patent rights relating to the System, then Elan shall offer to license such know-how and patent rights to Newco (subject to existing contractual obligations) solely for Newco to research, develop and otherwise engage in the commercialization of the Product solely for use in the Field on such terms as would be offered to an independent third party negotiating in good faith on an arms-length basis.

4.4. If Newco determines that Newco should not acquire such license as is referred to in Clause 4.3, then Elan shall be free to fully exploit such know-how and patent rights, with the Elan Intellectual Property licensed to Newco, whether inside or outside the Field and to grant to third parties licenses and sublicenses with respect thereto.

5.   FINANCIAL PROVISIONS

5.1  License Fee:
     ------------

     In consideration of the license granted by Elan to Newco of the Elan Patent Rights under Clause 2, Newco shall pay to Elan a non-refundable license fee of Fifteen Million Dollars ($15 Million) in cash, the receipt of which is hereby acknowledged by Elan (the "License Fee"). The License Fee shall not be subject to future performance obligations of Elan to Newco or RPI and shall not be applicable against future services provided by Elan to Newco or RPI. The license fee terms as set out in this Agreement are independent and distinct from the other terms of this Agreement.

5.2  Royalties:
     ----------

     The intent of the Parties is to provide for equivalent economic benefit to each of RPI and Elan, except in respect of the License Fee. Accordingly, the Management Committee shall decide by unanimous consent on the royalties which shall be payable by Newco to RPI and Elan on Net Sales. When determining such royalties, the Management Committee shall consider the royalty obligations of RPI under the Existing RPI License Agreements, provided that any royalties payable by Newco to RPI and Elan hereunder shall be distributed in equal amount to each of RPI and Elan. RPI represents and warrants to Newco and Elan that RPI's royalty obligations under the Existing RPI License Agreements do not exceed an aggregate of [ * ] percent of Net Sales.

5.3 Any license fees, royalties or other payments due under this Agreement to Elan shall be apportioned in accordance with a formula agreed between Elan, plc and EPIL.

5.4 Payment of royalties pursuant to Clause 5.2 shall be made quarterly in arrears during each Financial Year within 30 days after the expiry of the calendar quarter. The method of payment shall be by wire transfer to an account specified by Elan. Each payment made to Elan shall be accompanied by a true accounting of all Products sold by Newco's permitted sublicensees, if any, during such quarter.

     Such accounting shall show, on a country-by-country and Product-by-Product basis, Net Sales (and the calculation thereof) and each calculation of royalties with respect thereto, including the calculation of all adjustments and currency conversions.

5.5 Newco shall maintain and keep clear, detailed, complete, accurate and separate records for a period of 3 years:

     5.5.1 to enable any royalties on Net Sales that shall have accrued hereunder to be determined; and

     5.5.2 to enable any deductions made in the Net Sales calculation to be determined.

5.6 All payments due hereunder shall be made in United States Dollars. Payments due on Net Sales of any Product for each calendar quarter made in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the exchange rate in effect on the last working day for such quarter for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the currency of the country of origin of such payment, determined by averaging the rates so quoted on each business day of such quarter.

5.7 If, at any time, legal restrictions in the Territory prevent the prompt payment when due of royalties or any portion thereof, the Parties shall meet to discuss suitable and reasonable alternative methods of paying Elan the amount of such royalties. In the event that Newco is prevented from making any payment under this Agreement by virtue of the statutes, laws, codes or government regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which they accrue to Elan's account in a bank acceptable to Elan in the country the currency of which is involved or as otherwise agreed by the Parties.

5.8 Elan and Newco agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

5.9 Any taxes payable by Elan on any payment made to Elan pursuant to this Agreement shall be for the account of Elan. If so required by applicable law, any payment made pursuant to this Agreement shall be made by Newco after deduction of the appropriate withholding tax, in which event the Parties shall co-operate to obtain the appropriate tax clearance as soon as is practicable. On receipt of such clearance, Newco shall forthwith arrange payment to Elan of the amount so withheld.

6.   RIGHT OF INSPECTION AND AUDIT

6.1 Once during each Financial Year, or more often not to exceed quarterly as reasonably requested by Elan, Newco shall permit Elan or its duly authorized representatives, upon reasonable notice and at any reasonable time during normal business hours, to have access to inspect and audit the accounts and records of Newco and any other book, record, voucher, receipt or invoice relating to the calculation of the royalty payments on Net Sales submitted to Elan.

     Any such inspection of Newco's records shall be at the expense of Elan, except that if any such inspection reveals a deficiency in the amount of the royalty actually paid to Elan hereunder in any Financial Year quarter of 5% or more of the amount of any royalty actually due to Elan hereunder, then the expense of such inspection shall be borne solely by Newco. Any amount of deficiency shall be paid promptly to Elan by Newco.

     If such inspection reveals a surplus in the amount of royalties actually paid to Elan by Newco, Elan shall reimburse Newco the surplus within 15 days after determination.

6.2 In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments hereunder, the matter will be referred to an independent firm of chartered accountants chosen by agreement of RPI and Elan for a resolution of such dispute. Any decision by the said firm of chartered accountants shall be binding on the Parties.

7.   REPRESENTATIONS AND WARRANTIES

7.1  Elan represents and warrants to Newco and RPI as follows:

     7.1.1 Elan has the right to grant the Elan License and the Elan Research License;

     7.1.2 there are no agreements between Elan and any third party that conflict with the Elan License and Elan Research License;

     7.1.3 the patents and patent applications included in the Elan Patents are free and clear of encumbrances and liens;

     7.1.4 to the best of Elan's knowledge, there are no proceedings pending or threatened proceedings against Elan in connection with the Elan Intellectual Property in relation to the Field; and

     7.1.5 the Elan Intellectual Property constitutes all intellectual property owned or licensed by Elan that are reasonably applicable to the Project as it relates to the System.

7.2 In addition to any other indemnities provided for herein, Elan shall indemnify and hold harmless Newco and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Newco arising out of or in connection with any:

     7.2.1 breach of any representation, covenant, warranty or obligation by Elan hereunder; or

     7.2.2 act or omission on the part of Elan or any of its respective employees, agents, officers and directors in the performance of this Agreement.

7.3 In addition to any other indemnities provided for herein, Newco shall indemnify and hold harmless Elan and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Elan arising out of or in connection with any:

     7.3.1 breach of any representation, covenant, warranty or obligation by Newco hereunder; or

     7.3.2 act or omission on the part of Newco or any of its agents or employees in the performance of this Agreement.

7.4  The Party seeking an indemnity shall:

     7.4.1 fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

     7.4.2 permit the indemnifying Party to take full care and control of such claim or proceeding;

     7.4.3 co-operate in the investigation and defense of such claim or proceeding;

     7.4.4 not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld conditioned or delayed; and

     7.4.5 take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

7.5 EXCEPT AS SET FORTH IN THIS CLAUSE 7, ELAN IS GRANTING THE LICENSES HEREUNDER ON AN "AS IS" BASIS WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

7.6 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ELAN AND NEWCO SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFITS OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

8.   TERM AND TERMINATION


8.1 The term of this Agreement shall commence as of the Effective Date and shall, subject to the rights of termination outlined in this Clause 8, expire on a Product-by-Product basis and on a country-by-country basis on the last to occur of:

     8.1.1 [ * ] starting from the date of the first commercial sale of the Product in the country concerned; or

     8.1.2 the date of expiration of the last to expire of the patents included in the Elan Patents and the Elan Improvements and/or the RPI Patents and the RPI Improvements

     ("the Term")

8.2 If either Party commits a Relevant Event, the other Party shall have, in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' prior written notice to the defaulting Party.

8.3 For the purpose of this Clause 8, a "Relevant Event" is committed or suffered by a Party if:

     8.3.1 it commits a material breach of its obligations under this Agreement or the JDOA and fails to remedy it within 60 days of being specifically required in writing to do so by the other Party; provided, that if the breaching Party has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be rectified;

     8.3.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within 30 days;

     8.3.3  it is unable to pay its debts in the normal course of business;

     8.3.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Party (such consent not to be unreasonably withheld);

     8.3.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Party or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland;

     8.3.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Party applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Party are for any reason seized, confiscated or condemned.

8.4 Elan shall be entitled to terminate this Agreement in the event of a Change of Control of RPI/Newco, upon which termination the RPI License shall terminate, provided that the foregoing shall not apply in relation to any exercise of any options by Elan granted by the Definitive Documents.

8.5  Upon expiration or termination of the Agreement:

     8.5.1. any sums that were due from Newco to Elan on Net Sales in the Territory or in such particular country or countries in the Territory (as the case may be) prior to the expiration or termination of this Agreement as set forth herein shall be paid in full within 60 days after the expiration or termination of this Agreement for the Territory or for such particular country or countries in the Territory (as the case may be);

     8.5.2 any provisions that expressly survive termination or expiration of this Agreement, including without limitation this Clause 8, shall remain in full force and effect;

     8.5.3 all representations, warranties and indemnities shall insofar as are appropriate remain in full force and effect;

     8.5.4 the rights of inspection and audit set out in Clause 6 shall continue in force for a period of one year;

     8.5.5 all rights and licenses granted pursuant to this Agreement and to the Elan Intellectual Property pursuant to the JDOA (including the rights of Newco pursuant to Clause 11 of the JDOA with respect to patent prosecution and maintenance; and the rights of Newco to the Elan Intellectual Property pursuant to Clause 7.2 of the JDOA with respect to the development and commercialization of Angiozyme(TM) using the System) shall cease for the Territory or for such particular country or countries in the Territory (as the case may be) and shall revert to or be transferred to Elan, and Newco shall not thereafter use in the Territory or in such particular country or countries in the Territory (as the case may be) any rights covered by this Agreement;

     8.5.6 subject to Clause 8.5.7 and to such license, if any, granted by Newco to Elan pursuant to the provisions of Clause 12 of the JDOA (entitled "Cross Licensing/Exploitation of Products Outside the Field"), all rights to Newco Intellectual Property shall be transferred to and jointly owned by RPI and Elan and may be exploited by both Elan and RPI separately, provided that Elan and RPI will cooperate reasonably in the prosecution and maintenance of patents claiming such technology and rights and provided further that nothing hereunder shall grant, or be construed to grant, the right (a) to Elan to make, have made, import, use, offer for sale or sell the Target Ribozyme, and (b) to RPI to make, have made, import, use, offer for sale or sell the System;

            In the event of a dispute arising pursuant to this Clause 8.5.6, Elan and RPI agree to negotiate in good faith on the course of action to be taken with respect to determining their respective entitlements pursuant to this Clause; and

     8.5.7 the rights of permitted third party sub-licensees in and to the Elan Intellectual Property shall survive the termination of the license and sublicense agreements granting said intellectual property rights to Newco; and Newco, Elan and RPI shall in good faith agree upon the form most advantageous to Elan and RPI in which the rights of Newco under any such licenses and sublicenses are to be held (which form may include continuation of Newco solely as the holder of such licenses or assignment of such rights to a third party or parties, including an assignment to both Elan and RPI).

            Any sublicense agreement between Newco and such permitted sublicensee shall permit an assignment of rights by Newco and shall contain appropriate confidentiality provisions.

9.   CONFIDENTIAL INFORMATION

9.1 The Parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Field, the Products, processes, services and business of the disclosing Party.

     The foregoing shall be referred to collectively as "Confidential Information".

9.2 Any Confidential Information disclosed by one Party to another Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and the JDOA and for no other purpose.

9.3 Each Party shall disclose Confidential Information of the other Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party's obligations under this Agreement. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their agreement hereto as a condition of receiving Confidential Information. Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other Party. Each Party shall, upon request of the other Party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other Party.

9.4 Any breach of this Clause 9 by any person informed by one of the Parties is considered a breach by the Party itself.

9.5  Confidential Information shall not be deemed to include:

     9.5.1  information that is in the public domain;

     9.5.2 information which is made public through no breach of this Agreement;

     9.5.3 information which is independently developed by a Party as evidenced by such Party's records;

     9.5.4 information that becomes available to a Party on a non-confidential basis, whether directly or indirectly, from a source other than a Party, which source did not acquire this information on a confidential basis; or

     9.5.5 information which the receiving Party is required to disclose pursuant to:

            (i)   a valid order of a court or other governmental body; or

            (ii)  any other requirement of law;

            provided that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required.

9.6 The provisions relating to confidentiality in this Clause 9 shall remain in effect during the term of this Agreement, and for a period of 7 years following the expiration or earlier termination of this Agreement.

9.7 The Parties agree that the obligations of this Clause 9 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein.

      Accordingly, the Parties agree that any such violation or threatened violation shall cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 9, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

9.8 For the avoidance of doubt, all Confidential Information of Newco received by Elan hereunder shall not be disclosed by Elan to Affiliates and/or subsidiaries of Elan, plc within the division of Elan, plc carrying on business as Elan Pharmaceuticals (excluding disclosure of such Confidential Information to senior personnel of Elan who are bound by confidentiality provisions but such persons shall have no right to further disclose such confidential information) which division incorporates, inter alia, EPIL (to the extent that it is the owner of patents, know-how or other intellectual property or technology invented and/or developed within the division of Elan, plc carrying on business as Elan Pharmaceuticals), Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited.

10.   GOVERNING LAW AND JURISDICTION; ARBITRATION

10.1. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the provisions thereof relating to the conflict of laws.

10.2 The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the Parties. In the event that such negotiations do not result in a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation.

      In the event that the Parties fail to agree on a mutually acceptable dispute resolution mechanism, any such dispute shall be finally settled by arbitration pursuant to Clause 10.3.

10.3 Any dispute under this Agreement which is not settled by mutual consent under

     Clause 10.2 and which relates to (i) the interpretation or enforcement of any provision of this Agreement, (ii) the interpretation or application of law, or (iii) the ownership of any intellectual property shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") by one arbitrator appointed in accordance with said rules. Such arbitrator shall be an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs) and shall be reasonably satisfactory to each of the Parties; provided, that if the Parties are unable to agree upon the identity of such arbitrator within 15 days of demand by either Party, then either Party shall have the right to petition the AAA to appoint an arbitrator.

     The arbitration shall be held in New York, New York.

     The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrator shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute.

     Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

     The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration.

     In rendering judgment, the arbitrators may not provide for punitive or similar exemplary damages.

     A disputed performance or suspended performances pending the resolution of the arbitration must be completed within 30 days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

     Any arbitration under this Agreement shall be completed within one year from the filing of notice of a request for such arbitration.

     The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party.

     The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Application may be made to any court having jurisdiction over the Party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.


11.  IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

     Neither Elan nor Newco shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, intervention of a government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.


12.  ASSIGNMENT


     This Agreement may not be assigned by either Party without the prior written consent of the other, save that either Party may assign this Agreement to its Affiliates or subsidiaries without such prior written consent and that Elan may assign this Agreement to any off-balance sheet special purpose entity established by Elan or EIS or their respective Affiliates without such prior written consent; provided that such assignment does not have any adverse tax consequences on the other Party.


13.  NOTICES


13.1 Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or telefaxed to the following addresses:

     If to Newco at:

     Medizyme Pharmaceuticals Ltd.
     102 St. James Court
     Clarendon House
     Church St.
     Hamilton, Bermuda
     Attention:  Secretary
     Telephone:  441-295-1422
     Fax:        441-292-4720

     with a copy to RPI at:

     Ribozyme Pharmaceuticals Incorporated
     2950 Wilderness Place
     Boulder, Colorado 80301
     Attention:    Chief Executive Officer
     Telephone:    303-449-6500

     Fax:          303-449-6995


     If to RPI at:

     Ribozyme Pharmaceuticals Incorporated
     2950 Wilderness Place
     Boulder, Colorado 80301
     Attention:    Chief Executive Officer
     Telephone     303-449-6500
     Fax:          303-449-6995

     with a copy to:

     Rothgerber Johnson & Lyons LLP
     One Tabor Center, Suite 3000
     1200 Seventeenth Street
     Denver, Colorado 80202
     Attention:    Woody Davis, Esq.
     Telephone     303-623-9000
     Fax:          303-623-9222


     If to Elan, plc and/or EPIL at:

     Elan Corporation, plc
     Elan Pharma International Limited
     C/o Elan International Services, Ltd.
     102 St. James Court
     Flatts,
     Smiths FL04
     Bermuda
     Attention:  Secretary
     Telephone:  441 292 9169
     Fax:        441 292 2224


     or to such other address(es) and telefax numbers as may from time to time be notified by either Party to the other hereunder.


13.2 Any notice sent by mail shall be deemed to have been delivered within seven 7 working days after dispatch and any notice sent by telex or telefax shall be deemed to have been delivered within twenty 24 hours of the time of the dispatch. Notice of change of address shall be effective upon receipt.

14.  MISCELLANEOUS


14.1 Waiver:
     -------

     No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

14.2 Severability:
     -------------

     If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

     14.2.1 such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

     14.2.2 if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

14.3 Further Assurances:
     -------------------

     At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

14.4 Successors:
     -----------

     This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

14.5 No Effect on Other Agreements/Conflict:
     ---------------------------------------

     No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided herein.

     In the event of a conflict between the provisions of this Agreement and the provisions of the JDOA, the terms of the JDOA shall prevail unless this Agreement specifically provides otherwise.

14.6  Amendments:
      -----------

      No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

14.7  Counterparts:
      -------------

      This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

14.8  Good Faith:
      -----------

      Each Party undertakes to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

14.9  No Reliance:
      ------------

      Each Party hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.


14.10 Relationship of the Parties:
      ----------------------------

     Nothing contained in this Agreement is intended or is to be construed to constitute Elan and Newco as partners, or Elan as an employee of Newco, or Newco as an employee of Elan.

     Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement.



SIGNED


BY: ____________________
for and on behalf of
Elan Corporation, plc acting
through its division Elan
Pharmaceutical Technologies



SIGNED


BY: ____________________
for and on behalf of
Elan Pharma International Limited


SIGNED


BY: _____________________
For and on behalf of
Medizyme Pharmaceuticals Ltd.


CONSENTED AND AGREED TO:


SIGNED


BY_______________________
For and on behalf of
Ribozyme Pharmaceuticals, Inc.

                                  SCHEDULE 1
                                  ----------


                                 ELAN PATENTS



                                     [ * ]


--------------------------------------------------------------------------------
File Number      Brief Description   Country             Status
--------------------------------------------------------------------------------
[ * ]            [ * ]               Australia           Granted     [ * ]
                                     Canada              Pending
                                     EP                  Pending
                                     Israel              Granted     [ * ]
                                     Japan               Pending
                                     New Zealand         Granted     [ * ]
                                     Taiwan              Granted     [ * ]
                                     United States       2 Granted   [ * ]

                                     South Africa
--------------------------------------------------------------------------------
[ * ]            [ * ]               Australia           Pending
                                     Canada              Pending
                                     EP                  Pending
                                     Ireland             Granted     [ * ]
                                     Japan               Pending
                                     Mexico              Pending
                                     New Zealand         Pending
                                     Norway              Pending
                                     Taiwan              Pending
                                     United States       Granted     [ * ]
                                     South Korea         Pending
                                     South Africa        Granted     [ * ]
--------------------------------------------------------------------------------
[ * ]            [ * ]               Australia           Pending
                                     Canada              Canada
                                     EP                  Pending
                                     Ireland             Granted    [ * ]
                                     Israel              Pending
                                     Japan               Pending
                                     New Zealand         Pending
                                     South Africa        Granted    [ * ]
                                     South Korea         Pending
                                     Taiwan              Issued     [ * ]
                                     United States       Pending
--------------------------------------------------------------------------------
[ * ]            [ * ]               PCT                 Pending
                                     Argentina           Pending
                                     Ireland             Pending

--------------------------------------------------------------------------------
                                        Taiwan            Pending
                                        United States     Pending
--------------------------------------------------------------------------------
[ * ]          [ * ]                    PCT               Pending
                                        Ireland           Pending
                                        South Africa      Issued      [ * ]
                                        Taiwan            pending
                                        United States     Pending
--------------------------------------------------------------------------------
[ * ]          [ * ]                    PCT               Pending
                                        Taiwan            Pending
                                        United States     Pending
--------------------------------------------------------------------------------
[ * ]          [ * ]                    United States     Granted     [ * ]
--------------------------------------------------------------------------------
[ * ]          [ * ]                    United States     Pending
--------------------------------------------------------------------------------

All countries are initially designated when filing in the European Patent Office or the Patent Cooperation Treaty, and are then selected during the regional or national phase.

                                  SCHEDULE 1A

                           CLAUSE 4.1 SYSTEM PATENTS

                                     [ * ]

--------------------------------------------------------------------------------
File Number     Brief Description         Country         Status
--------------------------------------------------------------------------------
[ * ]           [ * ]                     Ireland         Pending
                                          Philippines     Pending
                                          Taiwan          Pending
                                          United States   Pending
                                          PCT             Pending
--------------------------------------------------------------------------------

                                     [ * ]

--------------------------------------------------------------------------------
Elan File No.   Technology Description    Country         Status

--------------------------------------------------------------------------------
[ * ]           [ * ]                     Europe          Published
                                          Israel          Pending
                                          Japan           Pending
                                          New Zealand     Pending
                                          South Africa    Granted       [ * ]
                                          Taiwan          Granted       [ * ]
                                          United States   Granted       [ * ]

--------------------------------------------------------------------------------
[ * ]           [ * ]                     South Africa    Granted       [ * ]
                                          Taiwan          Pending
                                          United States   Pending
                                          International   Published

--------------------------------------------------------------------------------
[ * ]           [ * ]                     United States   Granted       [ * ]

--------------------------------------------------------------------------------

                                 SCHEDULE 2/1/
                                 -------------


                       TECHNOLOGICAL COMPETITORS OF ELAN



[ * ]



1. Including any and all divisions or subsidiaries of such entities and successor entities.